Exhibit 10.1

C A R N I V A L

C O R P O R A T I O N & P L C

November 2, 2022

Mr. Arnold W. Donald

Carnival Corporation & plc

3655 NW 87th Avenue

Miami, FL 33178

RE: Consulting Agreement

Dear Arnold:

This letter agreement (the “Consulting Agreement”) will detail the terms of the consulting arrangement entered into between Carnival Corporation and Carnival plc (collectively “Carnival”) and you following your resignation from employment with Carnival. Specifically, the parties have agreed that you will make yourself reasonably available for consultation as needed to provide background information, industry and Carnival experience and expertise, insights on diversity, equity, and inclusion, and advice to the Chair of the Board, the President and Chief Executive Officer, and Carnival officers upon request, as well as other company-related responsibilities such as serving as the Chair of the World Travel & Tourism Counsel (“WTTC”) or other membership duties as requested by the Chair or CEO.

In consideration for your services, Carnival shall pay you $1,000,000.00 annually and such payment shall be compensation for all services under this Consulting Agreement as described herein. Payment shall be made on a monthly basis. The parties agree that any travel expenses must be pre-authorized by the CEO, and will be incurred on Carnival’s account or reimbursed in a manner consistent with the travel policy for general executives of Carnival.

As a consultant, Carnival employee benefits will no longer be available following November 30, 2022, with the exception that Carnival will continue to provide you with the existing health care coverage for you and any beneficiaries who were currently on your health insurance plan as of the last date of employment with Carnival. Carnival’s worker’s compensation will no longer be applicable and you will be responsible for the payment of any taxes.

This Consulting Agreement shall commence on December 1, 2022 and shall terminate on February 28, 2025. Carnival may, however, terminate this Consulting Agreement with five days written notice in the event you violate any of the terms of this Consulting Agreement. You may terminate for any reason with thirty (30) days written notice. In the event of early termination, all unpaid fees hereunder, or any unvested equity, shall immediately cease and shall no longer be owed.

For the duration of this Consulting Agreement, you agree to abide by Carnival’s Code of Business Conduct and Ethics. The parties have agreed that for the duration of this Consulting Agreement, you will not accept employment with any other entity; however, you are free to engage in other consulting relationships, serve on other entities’ Boards, and provide other non-employment services, subject to the confidentiality, non-competition, and non-disparagement clauses below.

Carnival owns, has, and will develop and compile certain information, which is non-public, confidential or proprietary in nature. Such information is referred to in this Consulting Agreement collectively as “Confidential Information”. You agree that, at all times during and after the term of this Consulting Agreement and for a period of five (5) years thereafter, you will hold in trust, keep confidential, and protect the value of all Confidential Information and will prevent the misappropriation or disclosure thereof. You will not disclose or use to your benefit (or the benefit of any third party) or to the detriment of Carnival any Confidential Information. You acknowledge that you are aware that the unauthorized disclosure of Confidential Information may be highly prejudicial to Carnival's interests, an invasion of privacy, and an improper disclosure of trade secrets. Additionally, Carnival shall retain all right, title and interest in any and all work product and deliverables completed under this Agreement. You agree that during the term of this Consulting Agreement and at all times thereafter: (i) you will not use any Carnival Confidential Information for your own use or for any purpose other than the specific purpose of completing the services contemplated in this Consulting Agreement; (ii) you shall not disclose any Carnival Confidential Information to any other person or entity; and (iii) you will hold the Confidential Information in strict confidence and protect the Confidential Information from disclosure using the same care you use to protect your own confidential information of like importance, but not less than reasonable care. The Confidential Information will be kept confidential and will not, without Carnival’s prior written consent, either directly or indirectly, be either (a) disclosed by you to any person or entity not a party hereto, in any manner whatsoever, in whole or in part, or (b) used by you other than for internal purposes in connection with the Consulting Agreement.

You shall have the unencumbered right to use the general knowledge, know how, experience or the skill (and for the avoidance of doubt without the aid of written materials of any type produced in connection with this Consulting Agreement or during your employment with Carnival) gained while providing services under this Agreement for the purpose of executing projects for other clients, subject to you maintaining the confidentiality of the Carnival Confidential Information; provided, however, that you shall not, either directly or indirectly, provide any services to any direct competitor of Carnival or any cruise line other than those of Carnival Corporation & plc (a) while you are providing services hereunder and (b) for a period of six (6) months from the expiration or earlier termination of this Consulting Agreement, unless in each instance you have received the prior written consent of Carnival, which may be withheld by Carnival in its sole discretion. Whether another company or client of yours is a direct competitor of Carnival shall be determined by Carnival in its sole discretion. Additionally, during the term hereof and after the expiration or termination hereof, you shall not use any Confidential Information against Carnival and shall not disparage Carnival in any form or manner.

You also agree that you shall reasonably cooperate with Carnival and its counsel in connection with governmental investigation, subpoenas, or the negotiations, settlement, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Carnival that relate to events or occurrences that transpired during your employment with Carnival.

Please indicate your acceptance of these terms by signing where indicated below.

Sincerely,

Carnival Corporation and Carnival plc

/s/ Bettina Deynes
Bettina Deynes
Chief Human Resources Officer

ACCEPTED AND AGREED TO:

/s/ Arnold W. Donald	November 2, 2022
Arnold W. Donald	Dated